Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Form S-8 of our report dated January 8, 2016, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2015 and 2014 and for the years then ended and our report dated January 8, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2015 appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2015.

/s/ Marcum LLP

Marcum llp

New York, NY

March 18, 2016